RidgeWorth Funds
Form N-SAR Exhibit
March 31, 2016


SUB-ITEM 77K
Changes in registrants certifying accountant

Capital Innovations Global Agri, Timber, Infrastructure Fund
(the Target Fund), a series of
Investment Managers Series Trust, reorganized into the RidgeWorth Capital Innovations Global Resources and Infrastructure Fund
 (the Acquiring Fund), a series of the Registrant, on February 19, 2016 (the Reorganization). Following the Reorganization, the Target Fund was dissolved. The Acquiring
Fund assumed the performance and accounting history of the Target Fund on the date of the Reorganization. The financial information for the period September 28, 2012 to November 30, 2012 and the fiscal years ended November 30, 2013, November 30, 2014 and
November 30, 2015, has been audited by Tait, Weller & Baker LLP, independent registered public accounting firm to the Target Fund.
The financial information for the period December 1, 2015 to March 31, 2016, has been audited by PricewaterhouseCoopers LLP (PwC), independent registered public accounting firm to the Acquiring Fund. On November 16, 2015, the Registrants Board of Trustees approved the appointment of PwC as the Acquiring Funds independent registered public accounting firm for the Acquiring
Fund for its fiscal year ending March 31, 2016.